EXHIBIT 2.2
                                                                CONFORMED COPY


                        AMENDMENT TO PURCHASE AGREEMENT

          AMENDMENT (the "Amendment"), dated as of October 1, 2001, to the Purchase Agreement, dated as of June 7, 2001 (the "Purchase Agreement") by and among E.I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), DuPont Pharma, Inc., a Delaware corporation ("DPI"), DuPont Pharmaceuticals Company, a general partnership formed under the laws of the State of Delaware ("DPC"), DuPont Electronic Materials, Inc., a Delaware corporation ("DE "), DuPont Diagnostics Inc., a Delaware corporation ("DDI"), and Bristol- Myers Squibb Company, a Delaware corporation ("Buyer").

          WHEREAS, the parties hereto desire to amend the Purchase Agreement as more fully set forth below.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree a follows:

          SECTION 1. Definitions; References. Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Purchase Agreement. Each reference to "hereof," "herein," " hereunder," "hereby" and "this Agreement" shall from and after the date hereof refer to the Purchase Agreement as amended by this Amendment. Notwithstanding the foregoing, the date of the Agreement, as amended hereby, shall in all instances remain as June 7, 2001, and references to "the date hereof" and "the date of this Agreement" shall continue to refer to June 7, 2001.

          SECTION 2. Use of Names. Section 5.7 of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

          "5.7 Names. (a) Buyer agrees that it shall, and shall cause the Transferred Business Companies to, cease to make any use of the name "DuPont," and any Trademarks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto or dilutive thereof (the "DuPont Marks") as soon as reasonably practicable after the Closing Date and in any event (i) within 180 days after the Closing Date in the case of the United States, (ii) within 210 days after the Closing Date in the case of Canada and the Member States, and (iii) within 15 months after the Closing Date in the case of countries other than the United States, Canada or the Member States and in the case of countries outside the United States, Canada or the Member States, Buyer shall, and shall cause the Transferred Business Companies to, effect all necessary governmental filings in connection therewith within 120 days after the Closing Date (each period set forth in clause (i), (ii) and (iii) of this sentence, the applicable "Use Period").


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          (b) Buyer agrees that it shall, and shall cause the Transferred
     Business Companies to, within one Business Day of the Closing Date, (i) subject to the other provisions of this Section 5.7, cease to hold itself out as having any affiliation with DuPont or any of its Subsidiaries, and
     (ii) in the case of any Transferred Business Company whose name includes any DuPont Mark to change its corporate name to a name that does not include any DuPont Mark and to make any necessary legal filings with the appropriate Governmental Authority to effectuate such change.

          (c) Subject to the other provisions of this Section 5.7, DuPont hereby expressly agrees that during the applicable Use Periods, Pharma Japan will have the right to sell any pharmaceutical products ordered from it prior to September 20, 2001 that include DuPont Marks, including products manufactured pursuant to a toll manufacturing agreement with Sankyo Yell Yakuhin Co., Ltd. that include the name "DuPont".

          (d) In furtherance of the foregoing, as promptly as reasonably practicable but in no event later than the end of the applicable Use Period, Buyer shall, and shall cause its Subsidiaries to, remove, strike over or otherwise obliterate all DuPont Marks from (or otherwise not use) all materials owned by any of the Transferred Business Companies, including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials or media including any Internet usage or domain names that include the DuPont Marks; provided that Buyer and the Transferred Business Companies may during such Use Period continue to use any material containing a DuPont Mark to the extent that it is not reasonably practicable to remove or cover up such DuPont Mark.

          (e) Notwithstanding the foregoing provisions of this Section 5.7, Buyer and the Transferred Business Companies shall have a right to sell off existing inventory of products manufactured or packaged by or for any of the Transferred Business Companies, which products bear any DuPont Marks and which are packaged with package inserts that have been packaged as of the Closing Date; provided, however, that Buyer and the Transferred Business Companies may use the DuPont Marks pursuant to this Section 5.7(e) solely and only until the applicable expiration date of each such respective product.

          (f) Any use of the DuPont Marks by Buyer pursuant to this Section
     5.7 shall be in reasonable conformity with the practices of DuPont as of the Closing Date and shall be in a manner that is not intended to or is not reasonably likely to harm or disparage DuPont or the reputation or goodwill of the DuPont Marks. Notwithstanding the foregoing, nothing in this Section


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     5.7 shall be construed to require, or to permit, Buyer to take, or fail to take, any action which is in violation of the rules and regulations of the Food and Drug Administration.

          "Member States" shall mean the 15 members states of the European Union as of the date hereof, consisting of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom. "

          SECTION 3. Manati Sewer Easement. On the Closing Date, DuPont and DPL shall execute the Easement attached as Schedule I hereto (the "Easement"), provided that the Easement shall be held in escrow and not be delivered or recorded until both DuPont and Buyer shall have approved both the location of the easements granted thereby and the accuracy of the descriptions of, and the Plan showing, the easements attached or to be attached thereto, such approvals not to be unreasonably withheld or delayed. Subject to release of the Easement from escrow, the definition of "Related Agreement" in Section 1.1 of the Purchase Agreement is hereby amended by adding the Easement to such definition. Subject to release of the Easement from escrow, Schedule 1.1(i) to the Purchase Agreement is hereby amended by adding the Easement to such Schedule.

          SECTION 4. DuPont Sankyo Pharmaceuticals Co., Ltd. (a) Notwithstanding the second recital in the Purchase Agreement, the parties acknowledge that (i) DPC is the record and beneficial owner of common stock of DuPont Sankyo Pharmaceuticals Co., Ltd. ("Pharma Japan") representing 50% of the outstanding shares of common stock of Pharma Japan, and (ii) Sankyo Co., Ltd. is the record and beneficial owner of the remaining shares of common stock of Pharma Japan. DuPont represents and warrants that there are 1,000 shares of common stock of Pharma Japan outstanding and that DPC is the record and beneficial owner of 500 shares of common stock of Pharma Japan.

          (b) Section 2.1(a)(i)(G) of the Purchase Agreement is hereby deleted in its entirety and the reference to the common shares of Pharma Japan is deleted from the definition of "Controlled Foreign Subsidiary Shares".

          SECTION 5. DuPont Pharma, Ltd. Notwithstanding the eighth recital in the Purchase Agreement and the provisions of Section 2.1(a)(v), the parties agree that upon the terms and subject to the conditions of the Agreement, on the Closing Date, DEMI and DDI shall sell, convey, assign, transfer and deliver to Bristol-Myers Squibb Manufacturing Company, and Bristol-Myers Squibb Manufacturing Company shall purchase, acquire and accept from DEMI and DDI, all of the DPL Shares, free and clear of all Encumbrances.

          SECTION 6. DuPont Pharmaceutical Research Labs, Inc. The fourth sentence of Section 3.3(a) of the Purchase Agreement is hereby amended to read in its entirety as follows: "The authorized capital stock of DPRL consists of 2,000 shares of common stock, of which 1,000 shares are issued and outstanding". Schedule 3.3(c) to the Purchase Agreement is hereby amended to provide that (i) the


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authorized capital stock of DPRL consists of 2,000 shares of common stock,
(ii) the outstanding capital stock of DPRL consists of 1,000 shares of common stock and (iii) the sole record owner of the 1,000 outstanding shares of common stock of DPRL is DPI.

          SECTION 7. DuPont Pharma S.A. (Spain). Schedule 3.3(c) to the Purchase Agreement is hereby amended to provide that the outstanding capital stock of Pharma Spain consists of 773,392 common shares.

          SECTION 8. DuPont Pharma Italia S.r.l. Schedule 3.3(c) to the Purchase Agreement is hereby amended to provide that the outstanding capital stock of Pharma Italy consists of 8,263,320 quotas, held 95% by DPC and 5% by Pharma UK.

          SECTION 9. DuPont Farmaceutica Ltda. Schedule 3.3(c) to the Purchase Agreement is hereby amended to provide that the outstanding capital stock of Pharma Brazil consists of 106,348 quotas.

          SECTION 10. Additional Patent. Schedule 3.14(a)(i) to the Purchase Agreement is hereby amended to add the patent case listed at Docket Number CR 8171 as set forth on Schedule II hereto; provided, that such addition shall not be construed as an admission by Buyer that no other updates in the dockets of Patents (or any other Intellectual Property) owned by the Transferred Business Companies have occurred in the ordinary course of business since the date of the Purchase Agreement or that no corrections have been or will be required pursuant to Section 3.14(f) of the Purchase Agreement. Schedule 5.20(a)(ii)(B) is hereby amended to add the patent case listed at Docket Number CR 8171 as set forth on Schedule II hereto.

          SECTION 11. Compound Samples. Schedule 1.1(d) to the Purchase Agreement is hereby amended to include the additional compound samples set forth on Schedule III hereto.

          SECTION 12. Corrections to Patent Schedules.

          (a) Additional Cozaar/Hyzaar/Fortzaar Patents. Schedule 1.1(c) to the Purchase Agreement is hereby amended to add the Cozaar/Hyzaar/Fortzaar patent cases listed at Docket Numbers BP 6475, BP 6508, DM 6623, and DM 6625 as set forth on Schedule IV hereto. Schedule 3.14(a)(i) to the Purchase Agreement is hereby amended to delete all references to Cozaar/Hyzaar/Fortzaar patent cases listed at Docket Numbers BP 6475, BP 6508, DM 6623, and DM 6625 as set forth on Schedule IV hereto. Schedule 5.20(a)(i)(B) to the Purchase Agreement is hereby


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amended to add the Cozaar/Hyzaar/Fortzaar patent cases listed at Docket
Numbers DM 6623 and DM 6625 as set forth on Schedule V hereto.

          (b) Correction of Cozaar/Hyzaar/Fortzaar Patents. Schedule 1.1(c) to the Purchase Agreement is hereby amended to delete lines 252 and 253, which are now-abandoned patent cases in Canada and Japan listed with no Docket Number, and to correct the date in line 251 at column G, by replacing "1/29/98" with "5/14/98". Schedule 5.20(a)(i)(B) to the Purchase Agreement is hereby amended to delete lines 107 and 108, which are now-abandoned patent cases in Canada and Japan listed with no Docket Number, and to correct the date in line 106 at column G, by replacing "1/29/98" with "5/14/98".

          (c) Additional Bile Acid Sequesterant Patents. Schedule
5.20(a)(i)(B) to the Purchase Agreement is hereby amended to add the Bile Acid Sequesterant patent cases listed at Docket Number CR 9063 as set forth on
Schedule IV hereto.

          (d) Deletion of Cox-2 and Asymmetric Addition Patents. Schedule 3.14(a)(i) to the Purchase Agreement is hereby amended to delete all references to Cox-2 and Asymmetric Addition patent cases listed at Docket Numbers DM 6742 and PH 7168.

          (e) Additional Sinemet Agreement. Schedule 5.20(a)(ii)(A) to the Purchase Agreement is hereby amended to add the Amendment to Sinemet Agreement, effective January 1, 2001, between and among Merck, DuPont, and DPC in the form attached as Exhibit A hereto.

          SECTION 13. Domain Name Registrations. Schedule 3.14(a)(ii) to the Purchase Agreement is hereby amended to add the domain name registrations as set forth on Schedule VI hereto.

          SECTION 14. Intercompany Accounts and Arrangements. Schedule 5.5 to the Purchase Agreement is hereby amended to add the following agreements thereto: (i) International Distribution Agreement, dated as of July 1, 1999, between DPC and DuPont (Australia) Ltd. to be amended in the form attached as Exhibit B hereto; (ii) Service Agreement, dated as of December 8, 2000, among DuPont Canada Inc., PerkinElmer Canada Inc. and DuPont Pharma Inc.; and (iii) the Transfer Agreements (as defined below).

          SECTION 15. Agency Agreement/License and Supply Agreement. (a) The form of Agency Agreement attached as Exhibit C to the Purchase Agreement is hereby deleted and replaced in its entirety by the form of Agency Agreement attached as Exhibit C hereto (the "Revised Agency Agreement"), and all references in the Purchase Agreement to the Agency Agreement shall be deemed to be references to the Revised Agency Agreement.

          (b) The form of License and Supply Agreement attached as Exhibit B to the Purchase Agreement is hereby deleted and replaced in its entirety by the


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form of License and Supply Agreement attached as Exhibit D hereto (the
"Revised License and Supply Agreement"), and all references in the Purchase Agreement to the License and Supply Agreement shall be deemed to be references to the Revised License and Supply Agreement.

         SECTION 16. Exclusion of Lease. Schedule 3.13(b) to the Purchase Agreement is hereby amended to delete the lease listed as item number 12 (Itasca, IL). Every other Schedule to the Purchase Agreement in which reference is made to such lease, including, but not limited to, Schedule 5.20(a)(ii)(A) to the Purchase Agreement, is hereby amended to delete such reference. Schedule 1.1(f) to the Purchase Agreement is hereby amended to add the Real Property governed by such lease.

         SECTION 17. Conflicts. (a) Unless specifically set forth in a Related Agreement or a Transfer Agreement, as applicable, in the event of a conflict between a provision of the Purchase Agreement and a provision of a Related Agreement or a Transfer Agreement, the terms of the Purchase Agreement shall be controlling (it being understood and agreed that in the case of the Agency Agreement, the provisions of Section 13.9 of the Agency Agreement shall govern in the event of any conflict between the Agency Agreement and the Purchase Agreement).

          (b) For purposes of this Amendment, "Transfer Agreement" shall mean any agreement, deed, instrument or other Contract entered into or executed by and between DuPont and/or DPC and/or any of their Affiliates and Buyer and/or any of its Affiliates, including any Foreign Buyer Sub, on or prior to the Closing Date to implement the transfer of (i) the DPC Interests, the DCI Shares, the DPRL Shares, the DPL Shares, (ii) the Controlled Foreign Subsidiary Shares, (iii) the Additional Transferred Assets or (iv) the Excluded Assets.

          SECTION 18. Tax Indemnification. (a) The first sentence of Section 6.1(a) of the Purchase Agreement is hereby amended by deleting the words "or accrued" from the first proviso thereof. Section 6.6(a) of the Purchase Agreement is hereby amended by deleting the words "or accrued" from clause (x) thereof.

          (b) At or prior to the closing of the sale of Pharma UK, Pharma UK will sell all of its shares of the stock of Pharma Italy to Bristol Myers Squibb S.p.A., a company organized under the laws of Italy (the "UK Sale"). Any Taxes incurred by Pharma UK as a result of the UK Sale will be treated as Taxes incurred by Pharma UK relating to a Pre-Closing Tax Period, and as a result, DuPont shall indemnify and hold harmless Buyer and its Affiliates against any such Taxes pursuant to Section 6.1(a) of the Purchase Agreement. For purposes of Section 6.1(a) of the Purchase Agreement and any other relevant provisions of the Purchase Agreement (i) the



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entire amount of any Taxes incurred by Pharma UK upon the UK Sale shall be treated as exceeding the Foreign Tax Threshold Amount and (ii) the entire amount of any Taxes incurred by Pharma UK upon the UK Sale shall not be taken into account in determining whether the Foreign Tax Threshold Amount has been exceeded with respect to DuPont's obligation under Section 6.1(a) to indemnify against any other Taxes.

          SECTION 19. Caribe DC Plan. Section 5.11(h) of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

         "(h) Caribe DC Plan. Unless otherwise agreed to by Buyer and DuPont, effective as of the Closing Date, DuPont shall cause the Transferred Business Companies in Puerto Rico to withdraw as participating employers in the Caribe DC Plan, and the account balances of all Transferred Employees in Puerto Rico shall be retained by the Caribe DC Plan in accordance with the terms of the Caribe DC Plan. As soon as practicable following the Closing Date, Buyer shall make available a loan facility to each Transferred Employee participating in, and having an outstanding loan balance under, the Caribe DC Plan as of the Closing Date to enable such Transferred Employees to repay such Caribe DC Plan loans. Immediately following the Closing Date, all Transferred Employees who, immediately preceding the Closing Date, were participants in the Caribe DC Plan, shall be automatically enrolled in the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program. The parties shall fully cooperate in effectuating the covenants contained herein."

          SECTION 20. Canadian Services Agreement. After the Closing Date, DuPont and Buyer shall use their reasonable efforts to cause DuPont Canada, Inc., a Canadian corporation ("DuCan"), PerkinElmer Canada Inc., a Canadian corporation ("PerkinElmer"), and DuPont Pharma, Inc., a Canadian corporation ("Pharma Canada"), respectively, to negotiate an amendment to that certain Service Agreement, dated as of December 8, 2000 and referenced in Section 14(ii) hereof (the "Service Agreement"), among PerkinElmer, DuCan and Pharma Canada, which amendment shall be on commercially reasonable terms and shall relate to the clarification of (i) the price of services provided under the Service Agreement, (ii) the term of the Service Agreement and (iii) the rights and obligations of the parties with respect to the early termination of the Service Agreement.

          SECTION 21. Allocation of Closing Purchase Price. The parties agree that, in accordance with Section 2.5 of the Agreement, the Closing Purchase Price shall be allocated as set forth in Schedule VII hereto.

          SECTION 22. Typographical Corrections to Schedules. (a) The hand-written reference in Schedule 3.3(c) to the Purchase Agreement under the heading "Common & Preferred Stock Holdings of the Transferred Business Companies As Of 4/20/01 Valuation and Ownership" is hereby amended to delete and replace the reference to Schedule 1.1(c) (the Schedule related to Cozaar/Hyzaar Patents) with a reference to Schedule 1.1(e) (the Schedule related to Excluded Assets).



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          (b) Schedule 3.20 to the Purchase Agreement is hereby amended to replace the date of "January 1, 2001" referenced in the disclosure with respect to the Information Services Agreement between IMS Health Incorporated and DPC with the date "January 1, 1998 (this agreement is in the process of being re-negotiated and replaced by an agreement to be in effect from January 1, 2001 to December 3, 2001)".

          (c) Item 13 to Schedule 3.4(c) to the Purchase Agreement with respect to the Agreement between Leo Pharmaceuticals Products Ltd. and DuPont Merck Pharmaceuticals Company is hereby amended and restated in its entirety with the following:

     "Agreement between Leo Pharmaceuticals Products Ltd. and The DuPont Merck Pharmaceuticals Company dated March 6, 1998, as amended July 20, 1999 and April 23, 2001".

          (d) Item 5 to Schedule 3.14(a)(vi) to the Purchase Agreement with respect to the Agreement between Leo Pharmaceuticals Products Ltd. and The DuPont Merck Pharmaceuticals Company is hereby amended to replace the phrase "as amended" with the words "as amended July 20, 1999 and April 23, 2001".

          (e) Schedule 3.14(a)(v) (indicated as Schedule 3.14(a)(D)) to the Purchase Agreement shall be amended as set forth on Exhibit E hereto.

          SECTION 23. No Further Amendment. Except as otherwise provided herein, the Purchase Agreement shall remain unchanged and in full force and effect.

          SECTION 24. Effect of Amendment. From and after the execution of this Amendment by the parties hereto, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby; provided, however, that any reference to the date of the Purchase Agreement, the use of the phrase "the date hereof" or "the date of this Agreement" shall in all cases be a reference to June 7, 2001 and not the date of this Amendment.

          SECTION 25. Miscellaneous. The provisions contained in Article IX of the Purchase Agreement are incorporated by reference in this Amendment as though they were more fully set forth herein.



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                          E.I. DU PONT DE NEMOURS AND
                                          COMPANY

                                          By:  /s/ John W. Ward

                                          Title: Attorney-in-Fact


                                          DUPONT PHARMA, INC.

                                          By:  /s/ John W. Ward

                                          Title: Attorney-in-Fact


                                          DUPONT PHARMACEUTICALS
                                          COMPANY

                                          By:  /s/ Robert E. Pelzer

                                          Title: Senior Vice-President & General
                                          Counsel


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                                          DUPONT ELECTRONIC MATERIALS,
                                          INC.

                                          By:  /s/ John W. Ward

                                          Title: Attorney-in-Fact


                                          DUPONT DIAGNOSTICS INC.

                                          By:  /s/ John W. Ward

                                          Title: Attorney-in-Fact


                                          BRISTOL-MYERS SQUIBB
                                          COMPANY

                                          By:  /s/ Brian Markison
                                          President, Bristol-Myers Squibb
                                          Company, Oncology and Virology



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